FORM NSAR Q77.O Transactions effected pursuant to Rule 10F3 Variable Insurance Products III

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)	Underwriting Members:(6)
8	VIP III Mid Cap Port.	20-Jun-02	26-Jun-02	CTI Molecular Imaging Corp	10,720,000	$182,400,000	17.00	7,700	$3,678,400	CS First Boston	US Bancorp Piper Jaffray	Bear Stearns & Co. Inc.	Banc of America Securities	First Union Securities Inc.	Adams Harkness & Hill Inc.	CIBC World Markets Corp	Deutsche Bank Securities Inc.